QuickLinks -- Click here to rapidly navigate through this document

Exhibit 7.2

FIRST SUPPLEMENTAL INDENTURE

        FIRST SUPPLEMENTAL INDENTURE (the "First Supplemental Indenture") dated as of October 28, 2011, between Canadian Natural Resources Limited, a corporation duly organized and existing under the laws of the Province of Alberta, Canada, and having its registered office at the City of Calgary in the Province of Alberta, Canada (the "Corporation"), and The Bank of Nova Scotia Trust Company of New York, a New York trust company, as trustee (the "Trustee");

        WHEREAS, the Corporation has heretofore executed and delivered to the Trustee an indenture dated as of July 24, 2001 (the "Original Indenture" and, together with this First Supplemental Indenture, the "Indenture") to provide for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness (collectively, the "Securities"), to be issued in one or more series;

        WHEREAS, Section 8.1 of the Original Indenture provides, among other things, that, without the consent of the Holders of the Securities of any series, the Corporation, when authorized by a Directors' Resolution, and the Trustee, may enter into indentures supplemental to the Original Indenture to cure any ambiguity, to correct or supplement any provision in the Original Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision in the Original Indenture or in any supplemental indenture, or to make any other provisions as may be necessary or desirable, provided that such action shall not adversely affect the interests of the Holders of the Securities of any series;

        WHEREAS, the Corporation has determined that the execution and delivery of this First Supplemental Indenture shall not adversely affect the interests of the Holders of the Securities of any series;

        WHEREAS, the Corporation has been authorized by a Directors' Resolution, made at a duly constituted meeting on August 2, 2011 and reconvened August 3, 2011, to enter into this First Supplemental Indenture;

        WHEREAS, the Corporation desires to execute and deliver this First Supplemental Indenture as herein provided for the purpose of amending the Original Indenture and to revise certain governing terms for Securities issued under the Indenture on or after the date of this First Supplemental Indenture; and

        WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized by all necessary parties;

        NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, it is mutually covenanted and agreed for the equal and proportionate benefit of the respective Holders from time to time of the Securities hereafter authenticated and delivered, as follows, effective upon execution hereof by the Trustee:

        The parties hereto agree as follows:

ARTICLE I — AMENDMENTS TO ORIGINAL INDENTURE

        1.1    Amendment of Terms of Original Indenture.    Article I of the Original Indenture is hereby amended as follows:

  (i)
  Section 1.1. The definition of "Consolidated Net Tangible Assets" is hereby amended to read in its entirety as follows:

    "Consolidated Net Tangible Assets" means the total amount of assets of any Person on a consolidated basis (less applicable reserves and other properly deductible items) after deducting therefrom of:

    (a)
    all current liabilities (excluding any indebtedness classified as a current liability and any current liabilities, in each case which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed);

    (b)
    all goodwill, trade names, trademarks, patents and other like intangibles; and

    (c)
    non-controlling interests in subsidiaries as defined under GAAP in each case, as shown on the most recent annual audited or quarterly unaudited consolidated balance sheet of such Person computed in accordance with GAAP;

  (ii)
  Section 1.1. The definition of "Shareholders' Equity" is hereby amended to read in its entirety as follows:

    "Shareholders' Equity" means the aggregate amount of shareholders' equity of a Person as shown on the most recent annual audited or unaudited interim consolidated balance sheet of such Person and computed in accordance with GAAP;

ARTICLE II — MISCELLANEOUS

        2.1    Execution of Supplemental Indenture.    This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and, as provided in the Original Indenture, this First Supplemental Indenture forms a part thereof. Except as herein expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Original Indenture.

        2.2    Effectiveness of Indenture.    This First Supplemental Indenture shall form a part of the Original Indenture in the manner and to the extent herein and therein provided.

        2.3    Ratification of Original Indenture.    The Original Indenture, supplemented as hereinabove set forth, is in all respects ratified and confirmed, and the terms and conditions thereof, supplemented as hereinabove set forth, shall be and remain in full force and effect.

        2.4    Acceptance by the Trustee.    The Trustee accepts this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby supplemented, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby supplemented.

        2.5    Responsibility of the Trustee.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Corporation.

        2.6    Governing Law.    This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York (without regard to applicable principles of conflicts of law thereof).

        2.7    Counterparts.    This First Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

        2.8    Conflict with Trust Indenture Act.    If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and to govern this First Supplemental Indenture, the latter provision shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.

        IN WITNESS WHEREOF, the parties hereto have executed this First Supplemental Indenture as of the date first written above.

CANADIAN NATURAL RESOURCES LIMITED

By:	/s/ STEVE W. LAUT
Name: Title:	Steve W. Laut President

By:	/s/ DOUGLAS A. PROLL
Name: Title:	Douglas A. Proll Chief Financial Officer and Senior Vice President, Finance

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, AS TRUSTEE

By:	/s/ WARREN A. GOSHINE
Name: Title:	Warren A. Goshine Vice President

QuickLinks

  Exhibit 7.2
FIRST SUPPLEMENTAL INDENTURE
ARTICLE I — AMENDMENTS TO ORIGINAL INDENTURE
ARTICLE II — MISCELLANEOUS